UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Letter to Shareholders

Dear Fellow Shareholders,

2023 was a year of unforeseen events for our company and great challenges for the banking industry. Despite the termination of our previously announced merger with TD Bank, unprecedented events in the banking sector and a difficult economic environment, I am proud to report that we met every challenge and continue our 160-year legacy with confidence in a bright future.

Our results in 2023 were driven by two key factors: our strong capital and financial position and our outstanding team. Our capital, prudently managed investments, and diversified liquidity position were fundamental to our ability to serve and support our clients consistently through changing economic conditions.

More importantly, in a year of unprecedented change, the talent, dedication and drive of our more than 7,000 leaders and associates proved yet again to be our greatest differentiator. Our associates, guided by our Purpose and grounded in our Values, executed our priorities and responsibilities to support our associates, clients and communities, while delivering value for our shareholders. Our team rallied with extraordinary passion and a relentless commitment to build on our legacy of success and execute on our shared vision for the future. Critically, given the events that unfolded last year, we successfully retained 97% of our key leaders and more than 90% of our associate base.

In June, we hosted an investor day event where we reaffirmed our commitment and ability to capitalize on our foundational strengths and achieve business momentum to drive financial performance for our stakeholders. We emphasized our sound financial and risk management practices, the strengths and opportunities associated with our vibrant footprint and our confidence in our team’s ability to serve our clients and deliver for our shareholders.

Throughout the year, we leveraged our diversified business model, attractive markets and asset-sensitive balance sheet, while prudently managing capital and risk, remaining intently focused on continuous improvement and operational excellence.

One of the highlights of our year was our highly successful deposit campaign.
Launched in the second quarter, our team attracted more than 32,000 new-to-bank clients and $6 billion in new-to-bank funds with continued deposit momentum throughout the year. Even as these deposits began to reprice in the fourth quarter, we retained 96% of those clients and funds at year end, indicative of our ability to excel at cultivating long-term client relationships.

D. Bryan Jordan

Chairman, President and Chief Executive Officer

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Our bankers delivered stable pre-provision net revenue year over year. We managed our balance sheet for safety and soundness, including maintaining a smaller securities portfolio, relative to peers, with a focus on interest rate risk and liquidity. Our overall credit quality remained stable reflecting our risk management processes focused on soundness, profitability and growth.

Additional performance highlights for the year include:

•  We delivered net income available to common shareholders of $865 million, or earnings per share of $1.54, compared to $868 million and $1.53 per share in 2022.

•  2023 results benefited from a net $59 million after-tax or $0.11 per share of notable items compared with a net reduction of $82 million or $0.15 per share in 2022. 1

•  Prudent balance sheet management enabled us to better serve our clients. We grew both loans and deposits at significantly higher rates than the industry, supported by our exceptionally strong capital levels.

•  We saw the benefit of our asset-sensitive balance sheet with net interest margin up 32 basis points versus 2022, offsetting the decline in revenue from our countercyclical businesses.

•  Our deep-rooted relationships with our clients, who have on average more than nine years of tenure at the bank, allowed us to retain over 90% of our client base in 2023.

•  We continue to build on our strong capital levels, ending the year at 11.4%.

•  Strong earnings supported 19% tangible book value per share growth, ending the year at $12.13.

•  Strong capital levels support the $650 million of share repurchase authority our board approved in January 2024.

As a people-focused, technology enabled company, we have announced an additional $100 million investment over three years in technology and process improvements to remain competitive with the rapid transformation of digital banking and to assure we have the scalability needed for continued growth. New and improved ways to listen and gain insights from our clients are shaping the ways we do business. We continue to make significant investments in safeguarding practices to protect sensitive information as client privacy, data protection and cybersecurity remain top priorities. Incredible momentum across the organization is driving process improvements that enhance the associates’ and clients’ experiences and position us to continue to meet the evolving needs of our clients at every stage in their lives.

Recruiting and investing in a talented, diverse team and inclusive work environment are critical to our success. We actively solicit associate feedback and use it to create a performance-oriented workplace and collaborative culture that allow each associate to thrive and grow professionally and personally.

Our commitment to lifting up and bettering the communities and people we serve is one of our core values. In May 2023, we contributed $50 million to the First Horizon Foundation to support the long-term economic and social health and sustainability of our communities. We remain focused on providing better access to financial capital, education, housing, redevelopment and revitalization, and health and human services to the most vulnerable members of our communities. We deployed approximately $18 million during the year through more than 1,600 nonprofit partners, with nearly 50 percent dedicated to low- and moderate-income areas. As always, our associates gave generously of their time to support nonprofits and causes they care about, dedicating more than 27,000 hours to better the communities we call home.

I am proud of the extraordinary work our team does and the many ways they live out our Corporate Responsibility pledge to be “Here for Good.” We look forward to sharing more about our performance

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and progress in our next Corporate Social Responsibility and Environmental, Social, Governance Impact Report to be published mid-2024.

Our achievements in 2023 are the result of our talented and passionate team that continues to demonstrate incredible resiliency through adversity. I extend my heartfelt gratitude to every associate for their unwavering commitment to deliver excellence to our clients, communities and company.

Thank you to the First Horizon Board of Directors for guiding our direction and success. In the fourth quarter of 2023, we welcomed Velia Carboni to our board of directors. In January of this year, we also announced the addition of John Dietrich to our board. Both are highly regarded experts and strategic visionaries within their respective fields and bring years of experience and new perspectives at a crucial time in our company’s journey.

To our clients, we deeply appreciate your loyalty and trust and remain committed to earning it every single day. I express my gratitude to our shareholders for your investment in our company, belief in our vision and confidence in our future. Your support remains invaluable.

As we embark on our 160th year in business, we enter 2024 from a position of strength and with a commitment to build on our powerful brand and award-winning culture. Our credit risk discipline, strong presence in thriving markets across the South and growth through new and deepening client relationships position us to continue to capitalize on future opportunities and deliver exceptional value for our stakeholders.

Sincerely,

D. Bryan Jordan

Chairman, President and Chief Executive Officer

March 11, 2024

our purpose	our values	our action

Help our clients unlock their full potential with capital and counsel.	• Puts clients first • Cares about people • Commits to excellence in everything we do • Elevates equity • Fosters team success	Own Moment listen | understand | deliver

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Footnotes:

1 2023 notable items include pre-tax items of $225 million gain on merger agreement termination and $7 million net gain from a small FHN Financial asset disposition, partially offset by a $68 million FDIC special assessment, $51 million of merger-related expense, $50 million contribution to the First Horizon Foundation, $15 million of expense tied to derivative valuation adjustments related to prior Visa Class-B share sales, $10 million of restructuring costs, and a $6 million loss on equity valuation adjustments. Additionally, 2023 includes after-tax notable items of $35 million consisting of a $59 million benefit related to the resolution of merger-related items offset by $24 million related to the surrender of approximately $214 million in book value of bank owned life insurance policies. 2022 notable items include pre-tax items of $135 million of merger-related expense and $22 million of expense tied to derivative valuation adjustments related to prior Visa Class-B share sales, somewhat offset by a $22 million gain on the sale of the title services business, $16 million gain on equity security investments, and $12 million gain on the sale of mortgage servicing rights. Diluted shares in 2023 and 2022 were 562 million and 566 million, respectively, resulting in a benefit of $0.11 and a reduction of $0.15 per share impact of notable items in 2023 and 2022, respectively.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to First Horizon Corporation’s beliefs, plans, goals, expectations, and estimates. Forward-looking statements are not a representation of historical information but instead pertain to future operations, strategies, financial results or other developments. The words “believe,” “expect,” “anticipate,” “intend,” “target,” “plan,” “estimate,” “should,” “likely,” “will,” “going forward” and other expressions that indicate future events and trends identify forward-looking statements.

Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, operational, economic and competitive uncertainties and contingencies, many of which are beyond the control of First Horizon, and many of which, with respect to future business decisions and actions (including acquisitions and divestitures), are subject to change and could cause First Horizon’s actual future results and outcomes to differ materially from those contemplated or implied by forward-looking statements or historical performance. Examples of uncertainties and contingencies include those mentioned in the forepart and in Items 1, 1A, and 7 of First Horizon’s most recent annual report on Form 10-K. First Horizon assumes no obligation to update or revise any forward-looking statements that are made in this communication or in any other statement, release, report, or filing from time to time.

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